As filed with the Securities and Exchange Commission on August 16, 2022

Registration No. 333-225533

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES EXCHANGE ACT OF 1933

GOLD STANDARD VENTURES CORP.
(Exact name of Registrant as Specified in its Charter)

British Columbia, Canada	n/a
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1010, 1075 West Georgia St
Vancouver, British Columbia,
Canada V6E 3C9
(604) 669-5702
(Address of Principal Executive Offices)

Stock Option Incentive Plan
Restricted Share Unit Award Plan
(Full titles of the plans)

Gold Standard Ventures (US) Inc.
2320 Last Chance Road
Elko, Nevada 89801
(Name and address of agent for service)

(775) 738-9572
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]
Accelerated filer [ X ]
Non-accelerated filer [   ]
(Do not check if a smaller reporting company) Smaller reporting company [   ]
Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (File No. 333-225533) (the “Registration Statement”) filed by Gold Standard Ventures Corp (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on June 8, 2018, is being filed to deregister all securities of the Registrant that were registered for issuance on the Registration Statement and remain unsold under such Registration Statement.

On August 12, 2022, the Registrant completed the merger contemplated by the Arrangement Agreement, dated June 12, 2022 (the “Arrangement Agreement”), by and among the Registrant and Orla Mining Ltd (“Orla”). Pursuant to the Arrangement Agreement, the Registrant has become a wholly owned subsidiary of Orla (the “Arrangement”).

As a result of the Arrangement, the offering of the Registrant’s securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

The foregoing description of the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Arrangement Agreement, which is incorporated by reference to Exhibit 99.2 to the Form 6-K furnished to the Commission by the Company on June 22, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 15th day of August, 2022.

Gold Standard Ventures Corp.

By:	/s/ Etienne Morin
Name:	Etienne Morin
Title:	Chief Financial Officer

Note: In reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.